EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
APRIL 30, 2010		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
REPORTS FIRST QUARTER 2010 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/NMS-PFBI), a $1.1 billion bank holding company with eight bank subsidiaries, announced its financial results for the first quarter of 2010.  Premier realized income of $2,313,000 (25 cents per share) during the quarter ending March 31, 2010, an 88.2% increase from the $1,229,000 of net income reported for the first quarter of 2009.  The increase in income in 2010 is largely due to the inclusion of the recently acquired Adams National Bank and Consolidated Bank and Trust (the “Acquired Banks”) in the 2010 results.  These banks were acquired by Premier on October 1, 2009 and, therefore, their operating results are not included in the first quarter 2009 comparative net income of Premier.  Excluding the benefits of the acquisitions, Premier’s first quarter 2010 net income also improved as a result of decreases in interest expense exceeding decreases in interest income as well as reductions in operating expenses.  On a per share basis, Premier earned $0.25 during the first quarter 2010 compared to $0.19 per share earned during the first quarter of 2009.

President and CEO Robert W. Walker commented, “We are pleased to report the increase in our quarterly earnings as the acquisitions of Adams National Bank and Consolidated Bank and Trust continue to add to our profitability.  With these earnings, we were able to pay our scheduled quarterly dividend on the preferred stock held by the U.S. Treasury and also our quarterly dividend to common shareholders.  While we did acquire many non-accrual loans from Adams and Consolidated, we were able to book these loans at a discounted fair value and expect, in time, to collect our investment in these loans.  We continue to look for opportunities to reduce our operating costs as well as increase our loans outstanding.”

Net interest income for the quarter ending March 31, 2010 totaled $11.063 million, compared to $6.558 million of net interest income earned in the first quarter of 2009 and $11.095 million earned in the fourth quarter of 2009 (the previous calendar quarter).  When compared to the first quarter of 2009, net interest income has improved by 68.7%, largely due to the $4.251 million of additional net interest income of the Acquired Banks, further enhanced by a $254,000 increase in net interest income from Premier’s other six banks.  Total interest income in the first quarter of 2010 increased by $4.481 million, or 49.0%, when compared to the first quarter of 2009, as interest income of the Acquired Banks exceeded the $126,000, or 1.7%, decrease in loan interest income and the $156,000, or 9.2%, decrease in interest income on investments of Premier’s other six banks.  Total interest expense in the first quarter of 2010 decreased by $24,000, or 0.9%, when compared to the first quarter of 2009, as interest expense of the Acquired Banks was more than offset by the $558,000, or 23.7%, decrease in interest expense on deposits but partially increased by the $24,000, or 12.5%, increase in interest expense on borrowings of Premier’s other six banks and the parent company.

The $32,000, or 0.3%, decrease in net interest income, when compared to the fourth quarter of 2009, is largely due to decreases in interest income on loans which were only partially offset by decreases in interest expense on deposits and borrowings during the same period.  Both the first quarter of 2010 and the fourth quarter of 2009 include the full operations of the Acquired Banks.  Total interest income in the first quarter of 2010 decreased by $240,000, or 1.7%, when compared to the fourth quarter of 2009, largely due to a $245,000, or 2.1%, decrease in interest income on loans.  The overall decrease in interest income was partially offset by a $208,000, or 7.5%, decrease in total interest expense.  Interest on deposit accounts decreased by $183,000, or 7.6%, while interest expense on borrowed funds decreased by $25,000, or 7.0%, in the first quarter of 2010 when compared to the fourth quarter of 2009.

During the quarter ending March 31, 2010, Premier recorded $571,000 of provisions for loan losses compared to $102,000 of provisions for loan losses during the same period of 2009 and $713,000 of provisions for loan losses in the fourth quarter of 2009.  The increase in the provision in the first quarter of 2010 compared to the same quarter of 2009 was a result of $380,000 of provision expense at the Acquired Banks plus an increase in the estimated credit risk in the loan portfolio.  The increased risk is largely associated with the extended decline in economic conditions and the related impact on borrowers’ repayment abilities.  Evidence of the increased credit risk includes higher levels of non-accrual loans, loan charge-offs and other real estate owned as a result of foreclosures.  The decrease in the provision in the first quarter of 2010 compared to the fourth quarter of 2009 was largely due to a slight decrease in the estimated credit risk at Premier’s other six banks.  The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk.

EXHIBIT 99.1

In addition to the increase in overall net interest income from the addition of Adams National Bank and Consolidated Bank and Trust, there was also an increase in net overhead costs.  Net overhead costs for the quarter ending March 31, 2010 totaled $6.993 million compared to $4.594 million in the first quarter of 2009 and $8.029 million in the fourth quarter of 2009.  The $2.399 million increase in net overhead when compared to the first quarter of 2009 is largely attributable to the $2.623 million of net overhead costs added from the inclusion of the Acquired Banks in 2010.  The remaining $224,000 decrease in net overhead costs is largely due to a 12.7% increase in electronic banking revenue as well as decreases in occupancy and equipment expenses, professional fees associated with the acquisition, OREO expenses and other operating expenses.  These decreases in net overhead costs were partially offset by increases in FDIC insurance costs, equity based taxes, data processing costs and staff costs.  When compared to the fourth quarter of 2009 (which also includes the operations of the Acquired Banks), net overhead costs in the first quarter of 2010 decreased by $1.036 million, largely due to a $473,000 decrease in professional fees, a $458,000 decrease in OREO expenses and writedowns, a $121,000 decrease in occupancy and equipment expenses, a $115,000 decrease in staff costs and a $94,000 decrease in other operating expenses.  These decreases were partially offset by a $160,000 decrease in service charges and fees on deposit accounts, a $37,000 decrease in other sources of non-interest income as well as a $37,000 increase in equity based taxes and a $13,000 increase in supplies.

Total assets as of March 31, 2010 were down $14.0 million, or 1.3%, from the $1.1 billion of total assets at year-end 2009.  The decrease in total assets since year-end is largely due to a $16.3 million (2.3%) decrease in total loans outstanding, largely the result of loan payoffs plus a $7.9 million decrease in cash and due from banks.  The proceeds from these decreases in total assets were used to fund a $13.6 million (1.5%) decrease in total deposits, a $2.4 million decrease in repurchase agreements and $579,000 in principal payments on long-term borrowings, plus fund a substantial portion of the $12.9 million increase in investment securities.  Shareholders’ equity of $129.8 million equaled 11.9% of total assets at March 31, 2010, which compares to shareholders’ equity of $128.6 million or 11.7% of total assets at December 31, 2009.  The increase in shareholders’ equity was due to the $2.3 million of first quarter net income partially offset by dividends paid on Premier’s Series A Preferred Stock as well as its quarterly dividend on common stock.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

EXHIBIT 99.1

Following is a summary of the financial highlights for Premier as of and for the period ending March 31, 2010.

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended
	March 31	March 31
	2010	2009
Interest Income	13,617	9,136
Interest Expense	2,554	2,578
Net Interest Income	11,063	6,558
Provision for Loan Losses	571	102
Net Interest Income after Provision	10,492	6,456
Non-Interest Income	1,517	1,170
Securities Transactions	-	-
Non-Interest Expenses	8,510	5,764
Income Before Taxes	3,499	1,862
Income Taxes	1,186	633
NET INCOME	2,313	1,229
Preferred Stock Dividends and Accretion	332	-
Net Income Available to Common Shareholders	1,981	1,229

EARNINGS PER SHARE	0.25	0.19
DILUTED EARNINGS PER SHARE	0.24	0.19
DIVIDENDS PER SHARE	0.11	0.11

Charge-offs	204	165
Recoveries	133	106
Net charge-offs (recoveries)	71	59

EXHIBIT 99.1

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	March 31	December 31
	2010	2009
ASSETS
Cash and Due From Banks	53,705	61,611
Federal Funds Sold	22,629	22,985
Securities Available for Sale	253,871	240,970
Loans Held for Sale	904	897
Loans (net)	674,808	691,564
Other Real Estate Owned	9,672	9,251
Other Assets	40,703	42,953
Goodwill and Other Intangible Assets	31,453	31,519
TOTAL ASSETS	1,087,745	1,101,750

LIABILITIES & EQUITY
Deposits	900,183	913,784
Fed Funds/Repurchase Agreements	22,161	24,600
FHLB Advances	14,832	14,937
Other Borrowings	15,553	16,027
Other Liabilities	5,214	3,846
TOTAL LIABILITIES	957,943	973,194
Preferred Stockholder’s Equity	21,759	21,705
Common Stockholders’ Equity	108,043	106,851
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	1,087,745	1,101,750

TOTAL BOOK VALUE PER COMMON SHARE	13.61	13.46

Non-Accrual Loans	48,346	46,299
Loans 90 Days Past Due and Still Accruing	748	489